Exhibit 3.1

ROSS MILLER

Secretary of State

204 North Carson Street, Ste 1

Carson City, Nevada  89701-4299

(775) 684-5708

Website:  secretaryofstate.biz

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.

Name of corporation:

Pacific Gold Corp.

2.

By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

By resolution of the Board of Directors, Pacific Gold Corp. designates the “Series A Preferred Stock” having the designation, preferences and relative other rights, and the qualifications, limitations and restrictions as set forth in the Certificate of Designation, Preferences and Rights of Series A Preferred Stock attached hereto.

3.

Effective date of filing (optional):  __________________________________________.

    (must not be later than 90 days after the certificate is filed)

4.

Officer Signature (Required):

X /s/ Robert Landau

Robert Landau, Chief Executive Officer

Filing Fee: $175

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION, PREFERENCES

AND RIGHTS OF SERIES A PREFERRED STOCK

OF

PACIFIC GOLD CORP.

PACIFIC GOLD CORP., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), DOES HEREBY CERTIFY THAT:

A.

Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and pursuant to the provisions of Section 78.1955 of the Nevada General Corporation Law, the Board of Directors, by unanimous written consent in lieu of a meeting dated September 16, 2009, adopted the following resolution providing for the designation, preferences and relative other rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock.

WHEREAS, the Certificate of Incorporation of the Corporation provides for two classes of capital stock known as common stock, $0.001 par value per share (the “Common Stock”), and preferred stock, $0.001 par value per share (the “Preferred Stock”); and

WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate a Series A Preferred Stock and fixes and determines the rights, preferences, qualifications, limitations and restrictions relating to the Series A Preferred Stock as follows:

1.

Designation.  The shares of such series of Preferred Stock shall be designated “Series A Preferred Stock” (referred to herein as the “Series A Preferred Stock”).

2.

Authorized Number.  The number of shares constituting the Series A Preferred Stock shall be Three Hundred Twenty-Two Thousand Seven Hundred Twenty-Seven (322,727).

3.

Dividends.  The holders of the Series A Preferred Stock shall not be entitled to any dividends.

4.

Liquidation Preference.   The holders of the Series A Preferred Stock will not have any liquidation preference of any kind.

5.

Conversion.  The holders of the Series A Preferred Stock shall have the following conversion rights:

(a)

Optional Conversion.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder of record thereof, into fully paid and non-assessable shares of Common Stock at the Conversion Rate then in effect; provided; however, that the Series A Preferred Stock may only be convertible into such shares of Common Stock as are authorized and unissued, and not reserved for issuance pursuant to any agreement of the Corporation, including those reserved for issuance upon conversion of the outstanding debentures held by Crescent International Ltd. and upon exercise of the common stock purchase warrants held by Crescent International Ltd., as adjusted from time to time

(b)

Mechanics of Conversion.  Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefore, duly endorsed, or deliver an appropriate indemnity agreement, at the office of the Corporation or its transfer agent for the Series A Preferred Stock and shall give written notice to the Corporation of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. A certificate or certificates will be issued for the remaining shares of Series A Preferred Stock in any case in which fewer than all of the shares of Series A Preferred Stock represented by a certificate are converted.

(c)

Conversion Rate.  Each share of Series A Preferred Stock shall be convertible into 1,000 fully paid and non-assessable shares of Common Stock, subject to adjustment in accordance with the provisions of Section 6 below. The number of shares of Common Stock into which one share of Series A Preferred Stock is convertible is hereinafter referred to as the “Conversion Rate”.

6.

Adjustment of Conversion Rate.  The number and kind of securities issuable upon the conversion of the Series A Preferred Stock and the Conversion Rate shall be subject to adjustment from time to time in accordance with the following provisions:

(a)

Reorganization; Reclassification.  In the event of a reorganization, share exchange, or reclassification, each share of Series A Preferred Stock shall, after such reorganization, share exchange or reclassification, be convertible into the kind and number of shares of stock or other securities or other property of the Corporation which the holder of Series A Preferred Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series A Preferred Stock immediately prior to such reorganization, share exchange, or reclassification.

(b)

Consolidation; Merger.  In the event of a merger or consolidation involving the Corporation in which shares of Common Stock are converted into or exchanged for other securities, cash or other property, each share of Series A Preferred Stock shall, after such merger or consolidation, be convertible into the kind and number of shares of stock and/or other securities, cash or other property which the holder of such share of Series A Preferred Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series A Preferred Stock immediately prior to such consolidation or merger.

(c)

Subdivision or Combination of Shares.  In case outstanding shares of Common Stock shall be subdivided, the Conversion Rate shall be proportionately reduced as of the effective date of such subdivision, or as of the date a record is taken of the holders of Common Stock for the purpose of so subdividing, whichever is earlier.  In case outstanding shares of Common stock shall be combined, the Conversion Rate shall be proportionately increased as of the effective date of such combination, or as of the date a record is taken of the holders of Common Stock for the purpose of so combining, whichever is earlier.

(d)

Successive Changes.  The provisions of this Section 6 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, subdivisions and/or combinations of shares.

(e)

No Fractional Shares.  If any fractional interest in a share of Common Stock would be deliverable upon conversion of Series A Preferred Stock, the Corporation shall round such fractional share up to the nearest whole share.

7.

Notices of Record Dates and Effective Dates.  In case: the Corporation shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than in shares of Common Stock; or the Corporation shall authorize the granting to the holders of Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or any other rights; or of any reorganization (including stock split or combination), share exchange or reclassification of the capital stock of the Corporation, or of any consolidation or merger to which the Corporation is party or of the sale, lease or exchange of all or substantially all of the property of the Corporation; or of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then the Corporation shall cause to be mailed to the record holder of the Series A Preferred Stock at least twenty (20) days prior to the applicable record date or effective date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution or rights are to be determined or the date on which such dividend, granting of rights, reclassification, reorganization, share exchange, consolidation, merger, sale, lease, exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such dividend, granting of rights, reclassification, reorganization share exchange, consolidation, liquidation, merger, sale, lease, exchange, dissolution, liquidation or winding up.

8.

Voting Rights.

(a)

The holders of Series A Preferred Stock shall be entitled to notice of any stockholder's meeting.  In addition to any voting rights provided by applicable law, the holders of Series A Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and shall be entitled to vote that number of shares of Common Stock into which the Series A Preferred Stock is then convertible, at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class.

(b)

On all matters to be voted on exclusively by the holders of the Series A Preferred Stock, each share of Series A Preferred Stock shall be entitled to one vote.

9.

Waiver.  The holders of a majority of the outstanding Series A Preferred Stock may by an affirmative vote (including by written consent) waive any right or privilege to which such holders may be entitled under this Certificate; provided that any such waiver shall not operate or be construed as a waiver of such right or privilege in the future, unless the waiver explicitly so provides.

10.

Transfer of Shares.  The holders of the Series A Preferred Stock may not transfer, pledge, or hypothecate the shares of Series A Preferred Stock to any person or entity not an affiliate of the holders without the written consent of the Corporation, such consent to be determined by a majority vote of the Board of Directors at a meeting or by consent in accordance with the Certificate of Incorporation and By-laws of the Corporation.

11.

Restoration of Shares.  Shares of Series A Preferred Stock which have been issued and have been redeemed, repurchased or reacquired in any manner by the Corporation shall be restored to the Corporation’s authorized capital and thereafter be available for reissuance.

B.

The recitals and resolutions contained herein have not been modified, altered or amended and are presently in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on September 16, 2009.

PACIFIC GOLD CORP.

By:  /s/ Robert Landau

        Robert Landau

        Chief Executive Officer